Exhibit 15



November __, 2001

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 1,000,000 shares of FirstEnergy Corp. Common Stock and $75,000,000 in principal amount of deferred compensation obligations of FirstEnergy Corp. to be issued pursuant to the FirstEnergy Corp. Executive Deferred Compensation Plan and the Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, its Form 10-Qs for the quarters ended June 30, 2001 and March 31, 2001, which include our reports dated August 8, 2001 and May 14, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


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